Exhibit 6.7

ESCROW AGREEMENT

AGREEMENT made this __ day of _____________, 2017, by and among Chicken Soup for the Soul Entertainment, Inc. (the "Issuer"), the representative of the Joint Bookrunning Managers (“Joint Bookrunning Manager”) whose name and address appears on the Information Sheet (as defined herein) attached to this Agreement, and Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004 (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Issuer has filed with the Securities and Exchange Commission (the "Commission") an offeirng statement (the "Offering Statement") covering a proposed public offering of its securities as described on the Information Sheet;

WHEREAS, the Joint Bookrunning Managers propose to offer the Securities, as agents for the Issuer and Selling Stockholders named in the Offering Statement, for sale to the public on a "best efforts, any or all" basis with respect to the Maximum Securities Amount and Maximum Dollar Amount and at the price per share all as set forth, on the Information Sheet;

WHEREAS the Issuer and the Joint Bookrunning Managers propose to establish an escrow account (the "Escrow Account"), to which subscription monies which are received by the Escrow Agent from the Joint Bookrunning Managers and other selling agents and dealers (collectively, the “Selling Agents”) in connection with such public offering are to be credited, and the Escrow Agent is willing to establish the Escrow Account and the terms are subject to the conditions hereinafter set forth; and

WHEREAS, the Escrow Agent has an agreement with JP Morgan Chase to establish a special bank account (the "Bank Account") into which the subscription monies, which are received by the Escrow Agent from the Selling Agents and credited to the Escrow Account, are to be deposited;

NOW, THEREFORE in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.            Information Sheet. Each capitalized term not otherwise defined in this Agreement shall have the meaning set forth for such term on the information sheet which is attached to this Agreement and is incorporated by reference herein and made a pact hereof (the "Information Sheet").

2.            Establishment of the Bank Account.

2.1           The Escrow Agent shall establish a non-interest bank account at the branch of JP Morgan Chase selected by the Escrow Agent, and bearing the designation set forth on the Information Sheet (heretofore defined as the "Bank Account"). The purpose of the Bank Account is for (a) the deposit of all subscription monies (checks, or wire transfers) which are received by the Selling Agents from prospective purchasers of the Securities and are delivered by the Selling Agents to the Escrow Agent, (b) the holding of amounts of subscription monies which are collected through the banking system, and (c) the disbursement of collected funds, all as described herein.

2.2           On or before the date of the initial deposit in the Bank Account pursuant to this Agreement, the Joint Bookrunning Manager shall notify the Escrow Agent in writing of the Qualification Date of the Offering Statement (the "Qualification Date"), and the Escrow Agent shall not be required to accept any amounts for credit to the Escrow Account or for deposit in the Bank Account prior to its receipt of such notification.

2.3           The Offering Period, which shall be deemed to commence on the Qualification Date, shall consist of the number of calendar days or business days set forth on the Information Sheet, including the extension described therein; provided, however that if such extension is initiated, the Escrow Agent shall be provided with written notice of such extension no later than one (1) business day after the date on which such extension is initiated. The last day of the Offering Period, as may be extended, is referred to herein as the "Termination Date”. After the Termination Date, the Selling Agents shall not deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective purchasers.

3.            Deposits to the Bank Account.

3.1           The Selling Agents shall promptly deliver to the Escrow Agent all monies which they receive from prospective purchasers of the Securities, which monies shall be in the form of checks or wire transfers. Upon the Escrow Agent’s receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable to “CST&T CSS ENTERTAINMENT Escrow Account.” Any check payable other than to the Escrow Agent as required hereby shall be returned to the prospective purchaser, or if the Escrow Agent has insufficient information to do so, then to the applicable Selling Agent (together with any Subscription Information, as defined below or other documents delivered therewith) by noon of the next business day following receipt of such check by the Escrow Agent, and such check shall be deemed not to have been delivered to the Escrow Agent pursuant to the terms of this Agreement.

3.2           Promptly after receiving subscription monies as described in Section 3.1, the Escrow Agent shall deposit the same into the Bank Account. Amounts of monies so deposited are hereinafter referred to as “Escrow Amounts.” The Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system. Simultaneously with each deposit to the Escrow Account, the applicable Selling Agent (or the Issuer, if such deposit is made by the Issuer) shall inform the Escrow Agent in writing of the name, address, and the tax identification number of the purchaser, the amount of Securities subscribed for by such purchase, and the aggregate dollar amount of such subscription (collectively, the “Subscription Information”).

3.3           The Escrow Agent shall not be required to accept in the Escrow Account any amounts representing payments by prospective purchasers, whether by check or wire, except during the Escrow Agent's regular business hours. The Selling Agents shall maintain the name, address, tax identification number and the number of shares and other know your customer compliance.

3.4           Only those Escrow Amounts, which have been deposited in the Bank Account and which have cleared the banking system and have been collected by the Escrow Agent, are herein referred to as the "Fund".

3.5           Pursuant to Rule 15c2-4, until the Fund is disbursed in accordance with Article 4 hereof, the Issuer will not have any access to the proceeds held in the Fund. Only upon instructions from both the Issuer and the Joint Bookrunning Manager that a closing of the proposed offering will take place in accordance with Article 4 hereof will the Escrow Agent disburse any portion of the Fund to the Issuer for its use.

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3.6           If the proposed offering is terminated before the Termination Date, the Escrow Agent shall, upon instructions in writing signed by both the Issuer and the Joint Bookrunning Manager, refund to the applicable investors (or the corresponding Selling Agent) any portion of the Fund prior to disbursement of the Fund to the Issuer in accordance with Article 4 hereof.

4.            Disbursement from the Bank Account.

4.1           If at any time up to the close of regular banking hours on the Termination Date, the Escrow Agent receives subscription monies, the Escrow Agent shall promptly notify the Issuer and the Joint Bookrunning Manager of such fact in writing. The Escrow Agent shall promptly disburse the Fund, by drawing checks on the Bank Account in accordance with instructions in writing signed by both the Issuer and the Joint Bookrunning Manager as to the disbursement of the Fund, promptly after it receives such instructions and funds have cleared.

4.2           Upon disbursement of the Fund pursuant to the terms of this Article 4, the Escrow Agent shall be relieved of all further obligations and released from all liability under this Agreement. It is expressly agreed and understood that in no event shall the aggregate amount of payments made by the Escrow Agent exceed the amount of the Fund.

5.            Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

5.1           The Escrow Agent shall notify the Joint Bookrunning Manager, on a daily basis, of the Escrow Amounts which have been deposited in the Bank Account and of the amounts, constituting the Fund, which have cleared the banking system and have been collected by the Escrow Agent.

5.2           The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of the agency agremeent between the Issuer and the Joint Bookrunning Manager or any other agreement between the Issuer and the Joint Bookrunning Manager nor shall the Escrow Agent be responsible for the performance by the Issuer or the Joint Bookrunning Manager of their respective obligations under this Agreement.

5.3           The Escrow Agent shall not be required to accept from any Selling Agent (or the Issuer) any Subscription Information pertaining to prospective purchasers unless such Subscription Information is accompanied by checks, or wire transfers meeting the requirements of Section 3.1, nor shall the Escrow Agent be required to keep records of any information with respect to payments deposited by any Selling Agent (or the Issuer) except as to the amount of such payments; however, the Escrow Agent shall notify the Joint Bookrunning Manager within a reasonable time of any discrepancy between the amount set forth in any Subscription Information and the amount delivered to the Escrow Agent therewith. Such amount need not be accepted for deposit in the Escrow Account until such discrepancy has been resolved.

5.4           The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder. The Escrow Agent, within a reasonable time, shall return to the applicable Selling Agent any check received which is dishonored, together with the Subscription Information, if any, which accompanied such check.

5.5           The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents, and assume the genuineness of any notice, instruction, certificate, signature, instrument or other document which is given to the Escrow Agent pursuant to this Agreement without the necessity of the Escrow Agent verifying the truth or accuracy thereof. The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity or any person purporting to give any such notice or instructions or to execute any such certificate, instrument or other document.

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5.6           If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Bank Account, the Escrow Amounts or the Fund which, in its sole determination, are in conflict either with other, instructions received by it or with any provision of this Agreement, it shall be entitled to hold the Escrow Amounts, the Fund, or a portion thereof, in the Bank Account pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise; or the Escrow Agent, at its sole option, may deposit the Fund (and any other Escrow Amounts that thereafter become part of the Fund) with the Clerk of a court of competent jurisdiction in a proceeding to which all parties in interest are joined. Upon the deposit by the Escrow Agent of the Fund with the Clerk of any court, the Escrow Agent shall be relieved of all further obligations and released from all liability hereunder.

5.7           The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

5.8           The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

6.            Amendment; Resignation. This Agreement may be altered or amended only with the written consent of the Issuer, the Joint Bookrunning Manager and the Escrow Agent. The Escrow Agent may resign for any reason upon three (3) business days' written notice to the Issuer and the Joint Bookrunning Manager. Should the Escrow Agent resign as herein provided, it shall not be required to accept any deposit, make any disbursement or otherwise dispose of the Escrow Amounts or the Fund, but its only duty shall be to hold the Escrow Amounts until they clear the banking system and the Fund for a period of not more than five (5) business days following the effective date of such resignation, at which time (a) if a successor escrow agent shall have been appointed and written notice thereof (including the name and address of such successor escrow agent) shall have been given to the resigning Escrow Agent by the Issuer, the Joint Bookrunning Manager and such successor escrow agent, then the resigning Escrow Agent shall pay over to the successor escrow agent the Fund, less any portion thereof previously paid out in accordance with this Agreement; or (b) if the resigning Escrow Agent shall not have received written notice signed by the Issuer, the Joint Bookrunning Manager and a successor escrow agent, then the resigning Escrow Agent shall promptly refund the amount in the Fund to each prospective purchaser without interest thereon or deduction therefrom, and the resigning Escrow Agent shall promptly notify the Issuer and the Joint Bookrunning Manager in writing of its liquidation and distribution of the Fund; whereupon, in either case, the Escrow Agent shall be relieved of all further obligations and released from all liability under this Agreement. Without limiting the provisions of Section 8 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Issuer and the Joint Bookrunning Manager for any expenses incurred in connection with its resignation, transfer of the Fund to a successor escrow agent or distribution of the Fund pursuant to this Section 6.

7.            Representations and Warranties. The Issuer and the Joint Bookrunning Manager hereby jointly and severally represent and warrant to the Escrow Agent that:

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7.1           No party other than the parties hereto and the prospective purchasers (and the applicable Selling Agents) have, or shall have, any lien, claim or security interest in the Escrow Amounts or the Fund or any part thereof.

7.2           No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or Generally) the Escrow Amounts or the Fund or any part thereof.

7.3           The Subscription information submitted with each deposit shall, at the time of submission and at the time of disbursement of the Fund, be deemed a representation and warranty that such deposit represents a bona fide payment by the purchaser described therein for the amount of securities in such described as Subscription Information.

7.4           All of the information contained in the Information Sheet is, as of the date hereof, and will be, at the time of any disbursement of the Fund, true and correct.

7.5           Reasonable controls have been established and required due diligence performed to comply with “Know Your Customer” regulations, USA Patriot Act, Office of the Foreign Asset Control (OFAC) regulations and the Bank Secrecy Act.

8.            Fees and Expenses. The Escrow Agent shall be entitled to the Escrow Agent Fees set forth on the Information Sheet, payable as and when stated therein. In addition, the Issuer and the Joint Bookrunning Manager jointly and severally agree to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees. Upon receipt of any subscription monies, the Escrow Agent shall have a lien upon the Fund to the extent of its fees for services as Escrow Agent.

9.            Indemnification and Contribution.

9.1           The Issuer and the Joint Bookrunning Manager (collectively referred to as the "Indemnitors") jointly and severally agree to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the " Indemnitees") against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.

9.2           If the indemnification provided for in Section 9.1 is applicable, but for any reason is held to be unavailable, the Indemnitors shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitors.

9.3           The provisions of this Article 9 shall survive any termination of this Agreement, whether by disbursement of the Fund, resignation of the Escrow Agent or otherwise.

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10.           Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the internal law of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrow Amounts or the Fund shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.

11.           Notices. All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Post Office, and addressed, if to the Issuer or the Joint Bookrunning Manager, at their respective addresses set forth on the Information Sheet, and if to the Escrow Agent, at its address set forth above, to the attention of the Trust Department.

12.           Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

13.           Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

14.           Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

CHICKEN SOUP FOR THE SOUL	CONTINENTAL STOCK TRANSFER &
ENTERMENTMENT INC.	TRUST COMPANY

By:	By:
Name:	Name
Title:	Title:

HCFP/CAPITAL MARKETS LLC

By:
Name:
Titie:

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EXHIBIT A

ESCROW AGREEMENT INFORMATION SHEET

1.	The Issuer

Name: Chicken Soup for the Soul Entertainment, Inc.

Address: 132 E. Putnam Avenue, Floor 2, Cos Cob, Connecticut 06807

Tax Identification Number: 81-2560811

2.	The Joint Bookrunning Manager

Name: HCFP/Capital Markets LLC

Address: 420 Lexington Avenue, Suite 300, New York, New York 10170

3.	The Securities

Description of the Securities to be offered: The offering consists of 900,000 shares of the Issuer’s Class A common stock comprised of (a) up to 641,983 newly issued shares of Class A common stock (“Shares”) and (b) up to an aggregate of 258,017 of outstanding shares of Class A common stock that may be sold by certain stockholders (“Selling Stockholder Shares” and together with the Shares, the “Offering Shares”). The purchase price per share shall be $12.00 or such other amount as determined by the Issuer and the Joint Bookrunning Manager.

To the extent less than 900,000 of the Offering Shares are sold in the offering, the Offering Shares sold in the offering will be allocated pro rata between the Shares and Selling Stockholder Shares. To the extent 900,000 or more of the Offering Shares are sold in the offering, all of the Selling Stockholder Shares will be sold in the offering. In the event all of the Offering Shares are sold, the Issuer may, in its discretion, sell up to 1,600,000 additional newly issued shares (“Additional Shares”) in the offering.

4.	Maximum Amounts and Conditions Required for Disbursement of the Escrow Account

Aggregate dollar amount which must be collected before the Escrow Account may be disbursed to the Issuer and Selling Stockholders: $1.00; Maximum amount: $30,000,000

5.	Plan of Distribution of the Securities

The offering will terminate on ______, 2017, subject to extension for up to ninety (90) days with the mutual consent of the Issuer and the Joint Bookrunning Manager (the offering period, as extended, being referred to as the “Offering Period” and the last day of the Offering Period, as may be extended, being referred to as the “Termination Date”). The Issuer may hold an initial closing on any number of Offering Shares at any time during the Offering Period and through and including the Termination Date and thereafter may hold one or more additional closings during the Offering Period. No closing will be conducted unless the Issuer has been approved for listing on the Nasdaq Global Market or Nasdaq Capital Market (in either case, “Nasdaq”). The issuer will delay listing and trading on Nasdaq until the earlier of the final closing of the offering and the end of the Offering Period.

6.	Title of Escrow Account

“CST&T AAF CSS ENTERTAINMENT”

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7.	Escrow Agent Fees

$_____: $_____ payable at signing of the Escrow Agreement from the Issuer, plus $_____ on or prior to the initial Closing. ($_____ fee for online "view only" access to the bank account is included). $_____ is payable for document review services related to each amendment to the Escrow Agreement. In addition, a fee of $_____ is payable for each additional closing after the initial closing. Should the Escrow Agent continue for more than one year, the Escrow Agent shall receive a fee of $_____ per month, or any portion thereof, payable in advance on the first business day of the month.

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